Exhibit 99.1

ALTRIA REPORTS 2011 SECOND-QUARTER AND FIRST-HALF RESULTS

¡	Altria’s 2011 reported diluted earnings per share down 58.0% to $0.21 in the second quarter and down 25.8% to $0.66 in the first half primarily due to the previously announced one-time charge related to leveraged lease transactions

¡	Altria’s 2011 adjusted diluted earnings per share up 6.0% to $0.53 in the second quarter and up 5.4% to $0.97 in the first half

¡	Cigarettes segment’s 2011 second-quarter operating companies income (OCI) up 5.9% on a reported basis and up 2.8% on an adjusted basis. Both reported and adjusted OCI include a $36 million charge for the Scott case

¡	Marlboro delivers sequential retail share growth of 0.4 share points in the second quarter of 2011 versus the first quarter of 2011

¡	Copenhagen and Skoal’s combined second-quarter retail share up 0.8 share points versus the prior-year period

¡	Altria reaffirms 2011 full-year guidance for reported diluted earnings per share in the range of $1.70 to $1.76

¡	Altria reaffirms 2011 full-year guidance for adjusted diluted earnings per share in the range of $2.01 to $2.07, representing a growth rate of 6% to 9% from an adjusted base of $1.90 per share in 2010

RICHMOND, Va.–July 20, 2011 – Altria Group, Inc. (Altria) (NYSE: MO) today announced its 2011 second-quarter and first-half results and reaffirmed its 2011 full-year guidance for reported and adjusted diluted earnings per share (EPS).

“Altria continued to deliver solid adjusted EPS growth in the second quarter of 2011,” said Michael E. Szymanczyk, Chairman and Chief Executive Officer of Altria. “Our adjusted EPS growth reflects the strong operating margins and retail share performance of our tobacco companies’ premium brands.”

“Marlboro achieved strong sequential retail share growth,” said Mr. Szymanczyk. “Copenhagen continued to deliver exceptional retail share and volume results, and Skoal responded to brand-building initiatives as the brand grew its sequential retail share for the second consecutive quarter.”

“Altria continued to reward its shareholders through dividends and its share repurchase program. Altria repurchased 22.8 million shares in the second-quarter and paid almost $1.6

6601 West Broad Street, Richmond, VA 23230

billion in dividends in the first half of 2011. We believe that our business results through June put us on track to achieve the 2011 full-year reported and adjusted diluted EPS guidance.”

Conference Call

A conference call with the investment community and news media will be webcast on July 20, 2011 at 9:00 a.m. Eastern Time. Access to the webcast is available at altria.com.

Cost Management

Altria and its companies achieved cost savings of $80 million in the second quarter of 2011 and $115 million in the first half of 2011. Altria expects to achieve at least $30 million in additional cost savings by the end of 2011 and is on track to exceed its goal of $1.5 billion in cost reductions versus 2006.

Share Repurchase Program

Altria began repurchasing shares of its common stock in the second quarter of 2011 as part of its previously announced $1 billion 2011 one-year share repurchase program. Altria repurchased 22.8 million shares at an average price of $27.07 for a total cost of $616 million. Share repurchases under this program depend upon marketplace conditions and other factors, and the program remains subject to the discretion of Altria’s Board of Directors.

Debt and Revolving Credit Agreement

In the second quarter of 2011, Altria issued $1.5 billion of senior unsecured notes with a coupon of 4.75%. The notes mature in May 2021.

Altria also entered into a senior unsecured five-year revolving credit agreement that provides for borrowings up to an aggregate principal amount of $3.0 billion and expires on June 30, 2016. The credit agreement replaced Altria’s $600 million senior unsecured 364-day revolving credit agreement, which was to expire on November 16, 2011, and Altria’s $2.4 billion senior unsecured three-year revolving credit agreement, which was to expire on November 20, 2012.

2011 Full-Year Guidance

Altria reaffirms its 2011 full-year guidance for reported diluted EPS, which was previously revised in June 2011 in connection with a Philip Morris Capital Corporation (PMCC) leveraged lease charge, to be in the range of $1.70 to $1.76. This forecast includes estimated net charges of $0.31 per share related to a PMCC leveraged lease charge and SABMiller plc (SABMiller) special items.

Altria reaffirms its 2011 full-year guidance for adjusted diluted EPS, which excludes special items, to be in the range of $2.01 to $2.07, representing a growth rate of 6% to 9% from an adjusted base of $1.90 per share in 2010. Altria’s 2011 first-half adjusted diluted EPS results exceeded management’s expectations, due in part to trade inventory dynamics and higher equity earnings from Altria’s investment in SABMiller. Philip Morris USA (PM USA) believes that the trade has begun to deplete cigarette inventories built in the second quarter and first half of 2011, and expects this depletion to negatively impact PM USA’s 2011 third-quarter cigarette shipment volume and income. As a result, Altria expects its quarterly adjusted diluted EPS growth to be stronger in the fourth quarter of 2011 than in the third quarter of 2011. Altria anticipates that 2011 second-half adjusted diluted EPS growth will be higher than the first half of 2011.

The business environment for 2011 is likely to remain challenging, as adult consumers remain under economic pressure and face high unemployment. Altria’s tobacco operating companies continue to face significant competitive activity. The factors described in the Forward-Looking and Cautionary Statements section of this release represent continuing risks to this forecast. Reconciliations of full-year reported to adjusted diluted EPS guidance are shown in Table 1 below.

Table 1 - Altria’s Full-Year Earnings Per Share Guidance Excluding Special Items
	Full Year
	2011 Guidance	2010	Change
Reported diluted EPS	$1.70 to $1.76	$1.87	(9)% to (6)%
Asset impairment, exit, integration and implementation costs	-	0.04
UST acquisition-related costs*	-	0.01
SABMiller special items	0.01	0.03
PMCC leveraged lease charge	0.30	-
Tax items**	-	(0.05)

Adjusted diluted EPS	$2.01 to $2.07	$1.90	6% to 9%

* Excludes exit and integration costs; ** Excludes the tax impact included in the 2011 PMCC leveraged lease charge.

ALTRIA GROUP, INC.

Altria reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). Altria’s management reviews OCI, which is defined as operating income before corporate expenses and amortization of intangibles, to evaluate segment performance and allocate resources. Altria’s management also reviews OCI, operating margins and EPS on an adjusted basis, which excludes certain income and expense items that management believes are not part of underlying operations because such items can obscure underlying business trends. Management believes it is appropriate to disclose these measures to help investors analyze underlying business performance and trends. Such adjusted measures are regularly provided to and used by management in the evaluation of segment performance and allocation of resources. For a reconciliation of OCI to operating income, see the Consolidated Statements of Earnings contained in this release. Reconciliations of adjusted measures to corresponding GAAP measures are also provided in the release. Comparisons are to the same prior-year period unless otherwise stated.

Altria’s reporting segments are Cigarettes, manufactured and sold by PM USA; Smokeless Products, manufactured and sold by or on behalf of U.S. Smokeless Tobacco Company LLC (USSTC) and PM USA; Cigars, manufactured and sold by John Middleton Co. (Middleton); Wine, produced and/or distributed by Ste. Michelle Wine Estates Ltd. (Ste. Michelle); and Financial Services, provided by PMCC.

Altria’s net revenues in the second quarter and first half of 2011 decreased 5.6% to $5.9 billion and 3.9% to $11.6 billion, respectively, primarily due to lower net revenues from financial services as a result of the previously announced one-time charge related to certain leveraged lease transactions. Revenues net of excise taxes in the second quarter and first half of 2011 decreased 7.8% to $4.0 billion and 4.2% to $7.9 billion, respectively.

Altria’s reported diluted EPS in the second quarter and first half of 2011 decreased 58.0% and 25.8%, respectively, primarily due to the one-time leveraged lease charge, partially offset by higher OCI from cigarettes, smokeless products and wine, which included lower asset impairment, exit, integration and implementation costs, and higher earnings from Altria’s equity investment in SABMiller.

Altria’s 2011 second-quarter adjusted diluted EPS increased 6.0% to $0.53, and increased 5.4% to $0.97 in the first half of 2011 as shown in Table 3 below.

Restructuring Charges

Altria’s EPS comparisons of the second quarter and first half were impacted by restructuring charges. Altria’s operating companies incurred pre-tax restructuring charges of $3 million and $54 million in the second quarter of 2011 and 2010, respectively, and $9 million and $99 million in the first half of 2011 and 2010, respectively, for asset impairment, exit, integration and implementation costs, as well as costs related to the UST LLC (UST) acquisition. These charges are reflected in the reconciliation sections of Schedules 2 and 4. The EPS impact of these charges is shown in Table 3 below.

SABMiller Special Items

Comparisons of Altria’s earnings from its equity investment in SABMiller in the second quarter and first half of 2011 and 2010 were impacted by special items. SABMiller special items in the second quarter and first half of 2011 included pre-tax costs for its “business capability programme” and asset impairment charges. The 2011 first-half costs and charges were partially offset by pre-tax gains resulting from SABMiller’s hotel and gaming transaction. SABMiller’s special items in the second quarter and first half of 2010 included pre-tax costs for its “business capability programme” and its transaction to promote sustainable economic and social development in South Africa. These special items after-tax are reflected in Schedules 6 and 7, “2011 SABMiller special items” and “2010 SABMiller special items,” and the EPS impact of these special items is shown in Table 3 below.

PMCC Leveraged Lease Charge

As previously announced in June 2011, Altria’s 2011 second-quarter and first-half EPS were impacted by a one-time charge of $627 million related to the tax treatment of certain leveraged lease transactions entered into by Altria’s subsidiary, PMCC. Approximately 50% of the charge ($315 million), which does not include potential penalties, represents a reduction in cumulative lease earnings booked to date that will be recaptured over the remainder of the affected lease terms. The remaining portion of the charge ($312 million) primarily represents a permanent charge for interest on tax underpayments. This one-time charge was recorded as shown in Table 2 below, and the EPS impact is shown below in Table 3.

Table 2 - PMCC Leveraged Lease Charge ($ in Millions)
		Provision for
	Net Revenues	Income Taxes	Total
Reduction to cumulative leasing earnings	$(490)	$175	$(315)
Interest on tax underpayments	-	(312)	(312)
Total	$(490)	$(137)	$(627)

The reduction to cumulative lease earnings was recorded as a pre-tax charge of $490 million against PMCC’s net revenues, which is reflected in the reconciliation sections of Schedules 2 and 4.

A net increase of $137 million was recorded to the provision for income taxes, and included in Schedules 1 and 3, “Provision for income taxes.” This portion of the charge primarily represents net interest on tax underpayments, partially offset by the tax benefit associated with the reduction in cumulative lease earnings.

Tax Items

As a result of the interest on tax underpayments related to the PMCC leveraged lease charge discussed above, Altria’s reported income tax rate was 61.6% in the second quarter of 2011, and 47.0% in the first half of 2011. Excluding 2011 second-quarter and first-half tax items, Altria’s income tax rates for the second quarter and first half of 2011 are consistent with its forecasted full-year effective tax rate on operations of approximately 35%.

In addition to the 2011 tax impact of the PMCC leveraged lease charge, provision for income taxes and EPS comparisons of the second-quarter and first-half periods were impacted by 2010 tax events. In the second quarter and first half of 2010, Altria recorded net tax benefits of $58 million and $46 million, respectively, primarily from the reversal of tax reserves and associated interest related to the closure of various federal and state audits. These 2010 net tax benefits are reflected in Schedules 1 and 3, “Provision for income taxes,” and the EPS impact of these net tax benefits is shown in Table 3 below. Comparisons of the second-quarter and first-half periods also reflect a 2010 tax event consisting of the reversal of tax reserves and interest of $169 million related to Altria’s former subsidiaries, Kraft Foods Inc. (Kraft) and Philip Morris International Inc. (PMI), which are reflected in Schedules 1 and 3, “Provision for income taxes.” This $169 million tax benefit was fully offset by reductions of corresponding receivables from Kraft and PMI, which are also reflected in Schedules 1 and 3, “Reduction of Kraft and PMI tax-related receivables.” Although there was no impact on Altria’s net earnings associated with the resolution of the Kraft and PMI tax matters, the resolution had a favorable impact on 2010 income tax rates.

Table 3 - Altria’s Adjusted Results Excluding Special Items
	Second Quarter			Six Months Ended June 30
	2011	2010	Change	2011	2010	Change
Reported diluted EPS	$0.21	$0.50	(58.0)%	$0.66	$0.89	(25.8)%
Asset impairment, exit, integration and implementation costs	-	0.02		-	0.03
SABMiller special items	0.02	0.01		0.01	0.02
PMCC leveraged lease charge	0.30	-		0.30	-
Tax items*	-	(0.03)		-	(0.02)
Adjusted diluted EPS	$0.53	$0.50	6.0%	$0.97	$0.92	5.4%

* Excludes the tax impact included in the 2011 PMCC leveraged lease charge.

CIGARETTES

The cigarettes segment delivered solid adjusted OCI growth with strong adjusted OCI margins in the second quarter and first half of 2011 behind Marlboro’s performance. Marlboro grew its 2011 second-quarter retail share sequentially as the brand benefited from recent new product introductions and the strength of its menthol business. Reported shipment volume in the second quarter and first half of 2011 benefited from trade inventory movements.

The cigarettes segment’s net revenues and revenues net of excise taxes in the second quarter and first half of 2011 increased primarily due to higher list prices, partially offset by lower shipment volume. Net revenues in the second quarter and first half of 2011 increased 2.1% and 0.2%, respectively, and revenues net of excise taxes in the second quarter and first half of 2011 increased 3.6% and 2.1%, respectively.

Reported OCI for the cigarettes segment in the second quarter and first half of 2011 increased 5.9% and 7.6%, respectively, primarily due to higher list prices and lower asset impairment, exit and implementation costs, partially offset by lower shipment volume, higher U.S. Food and Drug Administration (FDA) user fees and a $36 million charge for the Scott case. Adjusted OCI, which is calculated excluding restructuring costs that were primarily related to the previously announced closure of PM USA’s Cabarrus manufacturing facility, increased 2.8% in the second quarter of 2011 and grew 4.8% in the first half of 2011.

Adjusted OCI margins for the cigarettes segment, which include the impact of a $36 million charge for the Scott case, declined 0.3 percentage points to 39.7% in the second quarter of 2011, and increased 1.0 percentage point to 39.6% in the first half of 2011. Revenues and OCI for the cigarettes segment are summarized in Table 4 below.

Table 4 - Cigarettes: Revenues and OCI ($ in Millions)
	Second Quarter			Six Months Ended June 30
	2011	2010	Change	2011	2010	Change
Net Revenues	$5,709	$5,589	2.1%	$10,735	$10,712	0.2%
Excise taxes	(1,833)	(1,847)		(3,452)	(3,578)

Revenues net of excise taxes	$3,876	$3,742	3.6%	$7,283	$7,134	2.1%

Reported OCI	$1,536	$1,450	5.9%	$2,883	$2,680	7.6%
Asset impairment, exit, and implementation costs	1	45		3	74

Adjusted OCI	$1,537	$1,495	2.8%	$2,886	$2,754	4.8%

Adjusted OCI margins*	39.7%	40.0%	(0.3) pp	39.6%	38.6%	1.0 pp

* Adjusted OCI margins are calculated as adjusted OCI divided by revenues net of excise taxes.

PM USA’s reported domestic cigarette shipment volume in the second quarter and first half of 2011 declined 0.7% and 3.5%, respectively, primarily due to different trade inventory dynamics compared to the year-ago periods. PM USA believes that the trade built inventory levels in both the second quarter and first half of 2011, which benefited PM USA’s shipment volume. In 2010, PM USA believes the trade increased inventories in the first quarter, and following PM USA’s list price increases in the second quarter of 2010, decreased inventory levels on PM USA’s brands. After adjusting primarily for changes in trade inventories, PM USA’s domestic shipment cigarette volume in the second quarter and first half of 2011 was estimated to be down approximately 4.5% and 5%, respectively. Total cigarette category volume in both the second quarter and first half of 2011 was estimated to be down approximately 3.5% when adjusted primarily for changes in trade inventories. PM USA’s cigarette volume performance is summarized in Table 5 below.

Table 5 - Cigarettes: Reported Volume (Units in Billions)
	Second Quarter			Six Months Ended June 30
	2011	2010	Change	2011	2010	Change
Marlboro	31.6	31.3	1.1%	59.5	60.9	(2.2)%
Other Premium	2.5	2.7	(7.8)%	4.7	5.1	(8.2)%
Discount	2.1	2.5	(15.5)%	3.9	4.6	(14.6)%

Total Cigarettes	36.2	36.5	(0.7)%	68.1	70.6	(3.5)%

Note: Volume includes units sold as well as promotional units, but excludes Puerto Rico, U.S. Territories, Overseas Military, and Philip Morris Duty Free Inc.; percent volume change calculation is based on units to the nearest million.

On a sequential basis, Marlboro’s 2011 second-quarter retail share grew 0.4 share points versus the first quarter of 2011 primarily due to retail share growth on Marlboro Menthol, and its new Marlboro Special Blend products. On a year-over-year basis, Marlboro’s retail share in the second quarter and first half of 2011 decreased 0.2 and 0.3 share points, respectively, versus its record retail share results in the prior-year periods.

On a sequential basis, PM USA’s 2011 second-quarter retail share grew 0.3 share points versus the first quarter of 2011. On a year-over-year basis, PM USA’s retail share in the second quarter and first half of 2011 decreased 0.9 and 1.1 share points, respectively, due to share losses on most of PM USA’s portfolio brands and Marlboro. PM USA’s cigarette retail share performance is summarized in Table 6 below.

Table 6 - Cigarettes: Retail Share (Percent)
	Second Quarter			Six Months Ended June 30
	2011	2010	Change	2011	2010	Change
Marlboro	42.6	42.8	(0.2) pp	42.4	42.7	(0.3) pp
Other Premium	3.7	4.0	(0.3) pp	3.7	4.0	(0.3) pp
Discount	3.0	3.4	(0.4) pp	3.0	3.5	(0.5) pp

Total Cigarettes	49.3	50.2	(0.9) pp	49.1	50.2	(1.1) pp

Note: Cigarettes segment retail share results are based on data from SymphonyIRI Group/Capstone, which is a retail tracking service that uses a sample of stores to project market share performance in retail stores selling cigarettes. The panel was not designed to capture sales through other channels, including the Internet and direct mail.

SMOKELESS PRODUCTS

The smokeless products segment delivered excellent financial results with strong adjusted OCI and adjusted OCI margin growth in the second quarter and first half of 2011 behind its leading premium brands. Copenhagen grew its second-quarter retail share both sequentially and versus the year-ago period, and Skoal grew its retail share for the second consecutive quarter as the brand responded to brand-building initiatives.

Comparisons for the smokeless products segment’s 2011 second-quarter and first-half shipment volume and retail share were impacted primarily by new product launches and the de-listing of seven stock-keeping units (SKUs) on Skoal.

The smokeless products segment’s net revenues and revenues net of excise taxes in the second quarter and first half of 2011 increased primarily due to higher pricing, partially offset by lower shipment volume. Net revenues in the second quarter and first half of 2011 increased

3.6% and 1.6%, respectively, and revenues net of excise taxes in the second quarter and first half of 2011 increased 3.9% and 1.7%, respectively.

Reported OCI for the smokeless products segment in the second quarter and first half of 2011 increased 12.1% and 10.4%, respectively, primarily due to higher pricing, lower selling, general & administrative costs (SG&A), and lower restructuring costs, partially offset by lower volume. Adjusted OCI, which is calculated excluding restructuring and UST acquisition-related costs, increased 10.9% in the second quarter of 2011 and grew 7.2% in the first half of 2011.

Adjusted OCI margins for the smokeless products segment increased primarily due to higher pricing, the shift of volume into Copenhagen and Skoal, and lower SG&A costs. Adjusted OCI margins increased 3.8 percentage points to 59.4% in the second quarter of 2011, and increased 3.0 percentage points to 57.3% in the first half of 2011. Revenues and OCI for the smokeless products segment are summarized in Table 7 below.

Table 7 - Smokeless Products: Revenues and OCI ($ in Millions)
	Second Quarter			Six Months Ended June 30
	2011	2010	Change	2011	2010	Change
Net Revenues	$404	$390	3.6%	$783	$771	1.6%
Excise taxes	(27)	(27)		(53)	(53)

Revenues net of excise taxes	$377	$363	3.9%	$730	$718	1.7%

Reported OCI	$222	$198	12.1%	$415	$376	10.4%
Asset impairment, exit, integration, and UST acquisition-related costs	2	4		3	14

Adjusted OCI	$224	$202	10.9%	$418	$390	7.2%

Adjusted OCI margins*	59.4%	55.6%	3.8 pp	57.3%	54.3%	3.0 pp

* Adjusted OCI margins are calculated as adjusted OCI divided by revenues net of excise taxes.

USSTC and PM USA’s combined reported domestic smokeless products shipment volume in the second quarter of 2011 decreased 2.1% primarily due to trade inventory changes and a negative comparison on portfolio brands including Marlboro Snus, as well as volume declines on Skoal, partially offset by volume growth on Copenhagen. Copenhagen’s volume benefited primarily from recent new product introductions and strength of its core Natural business. Skoal’s 2011 second-quarter volume was negatively impacted by Skoal X-tra new product volume that shipped at the end of the first quarter of 2011 and began selling through trade channels in the second quarter, and the de-listing of seven Skoal SKUs in the second quarter of 2011. Marlboro Snus’ 2011 second-quarter volume was negatively impacted by significantly lower levels of promotional activity compared to last year’s national expansion. Marlboro Snus comparisons were also negatively impacted by the shift in mix from packages with six pouches to tins with fifteen pouches.

USSTC and PM USA’s combined reported domestic smokeless products shipment volume in the first half of 2011 decreased 1.7% primarily due to trade inventory changes and a negative comparison on portfolio brands including Marlboro Snus, partially offset by volume growth on Copenhagen and Skoal.

After adjusting for new product pipeline volume, trade inventories, discontinued SKUs and other factors, USSTC and PM USA’s combined domestic smokeless products shipment volume in both the second quarter and first half of 2011 was estimated to be up approximately 4%. USSTC and PM USA believe that the smokeless category’s volume in the first half of 2011 grew at an estimated rate of approximately 5%. USSTC and PM USA combined volume performance for domestic smokeless products is summarized in Table 8 below.

Table 8 - Smokeless Products: Reported Volume (Cans and Packs in Millions)
	Second Quarter			Six Months Ended June 30
	2011	2010	Change	2011	2010	Change
Copenhagen	87.1	80.2	8.6%	168.5	164.0	2.7%
Skoal	68.0	71.2	(4.5)%	144.0	138.9	3.6%

Copenhagen and Skoal	155.1	151.4	2.4%	312.5	302.9	3.2%
Other	23.0	30.5	(24.7)%	49.3	65.1	(24.2)%

Total Smokeless Products	178.1	181.9	(2.1)%	361.8	368.0	(1.7)%

Note: Other includes USSTC and PM USA smokeless products. Volume includes cans and packs sold, as well as promotional units, but excludes international volume. Percent volume change calculation is based on cans and packs to the nearest thousand. New types of smokeless products, as well as new packaging configurations of existing smokeless products, may or may not be equivalent to existing moist smokeless tobacco (MST) products on a can for can basis. USSTC and PM USA have assumed the following equivalent ratios to calculate volumes of cans and packs shipped: one pack of snus, irrespective of the number of pouches in the pack, is equivalent to one can of MST; one can of Skoal Slim Can pouches is equivalent to a 0.53 can of MST; and all other products are considered to be equivalent on a can for can basis. If our assumptions regarding these equivalent ratios change, it may result in a change to these reported results.

SymphonyIRI performed a restatement of its InfoScan Smokeless Tobacco Database in the second quarter of 2011, which restated retail share results that were released previously. Restated retail share results from the first quarter of 2010 are provided below.

Copenhagen’s retail share in the second quarter and first half of 2011 increased 1.1 and 0.8 share points, respectively. On a sequential basis, Copenhagen’s 2011 second-quarter retail share grew 0.7 share points versus the first quarter of 2011. The brand’s retail share results continued to benefit from recent product introductions, as well as strength in its core Natural business.

On a sequential basis, Skoal grew its 2011 second-quarter retail share 0.2 share points versus the first quarter of 2011 as the brand benefited from its brand-building initiatives, including the introduction of eight new Skoal X-tra products and two new Skoal Snus variants in the first quarter of 2011, partially offset by the second-quarter de-listing of seven SKUs. On a year-over-year basis, Skoal’s retail share in the second quarter and first half of 2011 decreased 0.3 and 0.7 share points, respectively.

On a sequential basis, USSTC and PM USA’s 2011 second-quarter combined retail share increased 0.6 share points versus the first quarter of 2011, primarily due to sequential retail share growth on both Copenhagen and Skoal, partially offset by share losses in the balance of the portfolio. On a year-over-year basis, USSTC and PM USA’s combined retail share in the second quarter and first half of 2011 decreased 0.7 and 0.8 share points, respectively, primarily due to share losses on unsupported discount brands, Marlboro Snus and Skoal, partially offset by share gains on Copenhagen. USSTC and PM USA’s combined retail share performance for smokeless products in the second quarter and first half of 2011 is summarized in Table 9 below.

Table 9 - Smokeless Products: Retail Share (Percent)
	Second Quarter			Six Months Ended June 30
	2011	2010	Change	2011	2010	Change
Copenhagen	25.8	24.7	1.1 pp	25.5	24.7	0.8 pp
Skoal	23.1	23.4	(0.3) pp	23.0	23.7	(0.7) pp

Copenhagen and Skoal	48.9	48.1	0.8 pp	48.5	48.4	0.1 pp
Other	6.2	7.7	(1.5) pp	6.3	7.2	(0.9) pp

Total Smokeless Products	55.1	55.8	(0.7) pp	54.8	55.6	(0.8) pp

Note: Retail share performance is based on data from the SymphonyIRI Group (SymphonyIRI) InfoScan Smokeless Tobacco Database 2011 for Food, Drug, Mass Merchandisers (excluding Wal-Mart) and Convenience trade classes, which tracks smokeless products market share performance based on the number of cans and packs sold. Smokeless Products is defined as moist smokeless and spit-less tobacco products. Other includes USSTC and PM USA smokeless tobacco products. New types of smokeless products, as well as new packaging configuration of existing smokeless products, may or may not be equivalent to existing MST products on a can for can basis. USSTC and PM USA have assumed that one pack of snus, irrespective of the number of pouches in the pack, is equivalent to one can of MST. All other products are considered to be equivalent on a can for can basis. If our assumptions regarding these equivalent ratios change, it may result in a change to these reported results. It is SymphonyIRI’s standard practice to periodically refresh its InfoScan syndicated services, which could restate retail share results that were released previously.

Quarterly smokeless product retail share results from the first quarter of 2010 through the second quarter of 2011 are provided in Table 10 below.

Table 10 - Smokeless Products: Retail Share (Percent)
	Actual	Restated
	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
	2011	2011	2010	2010	2010	2010
Copenhagen	25.8	25.1	24.9	24.5	24.7	24.8
Skoal	23.1	22.9	22.6	23.4	23.4	24.1
Copenhagen and Skoal	48.9	48.0	47.5	47.9	48.1	48.9
Other	6.2	6.5	6.9	7.4	7.7	6.4
Total Smokeless Products	55.1	54.5	54.4	55.3	55.8	55.3

Note: Retail share performance is based on data from the SymphonyIRI Group (SymphonyIRI) InfoScan Smokeless Tobacco Database 2011 for Food, Drug, Mass Merchandisers (excluding Wal-Mart) and Convenience trade classes, which tracks smokeless products market share performance based on the number of cans and packs sold. Smokeless Products is defined as moist smokeless and spit-less tobacco products. Other includes USSTC and PM USA smokeless tobacco products. New types of smokeless products, as well as new packaging configuration of existing smokeless products, may or may not be equivalent to existing MST products on a can for can basis. USSTC and PM USA have assumed that one pack of snus, irrespective of the number of pouches in the pack, is equivalent to one can of MST. All other products are considered to be equivalent on a can for can basis. If our assumptions regarding these equivalent ratios change, it may result in a change to these reported results. It is SymphonyIRI’s standard practice to periodically refresh its InfoScan syndicated services, which could restate retail share results that were released previously.

CIGARS

Middleton efficiently invested in new products and brand-building initiatives in the second quarter of 2011 that enabled Black & Mild to deliver retail share growth versus the prior-year period, and significantly improved adjusted OCI and adjusted OCI margins versus previously reported 2011 first-quarter results. Middleton continued to observe significant competitive activity, including higher levels of imported, low-priced machine-made large cigars. The cigars segment’s 2011 second-quarter and first-half results were impacted by promotional investments to defend Black & Mild’s marketplace position.

The cigars segment’s net revenues and revenues net of excise taxes in the second quarter and first half of 2011 decreased primarily due to increased promotional investments. Net revenues in the second quarter and first half of 2011 decreased 3.9% and 8.3%, respectively, and revenues net of excise taxes in the second quarter and first half of 2011 declined 5.0% and 13.9%, respectively.

Reported OCI for the cigars segment in the second quarter and first half of 2011 decreased 16.1% and 33.0%, respectively, primarily due to increased promotional investments. Adjusted OCI, which is calculated excluding integration costs, decreased 16.1% in the second quarter of 2011 and declined 33.7% in the first half of 2011. Revenues and OCI for the cigars segment are summarized in Table 11 below.

Table 11 - Cigars: Revenues and OCI ($ in Millions)
	Second Quarter			Six Months Ended June 30
	2011	2010	Change	2011	2010	Change
Net Revenues	$149	$155	(3.9)%	$266	$290	(8.3)%
Excise taxes	(54)	(55)		(105)	(103)
Revenues net of excise taxes	$95	$100	(5.0)%	$161	$187	(13.9)%
Reported OCI	$47	$56	(16.1)%	$69	$103	(33.0)%
Integration costs	-	-		-	1
Adjusted OCI	$47	$56	(16.1)%	$69	$104	(33.7)%
Adjusted OCI margins*	49.5%	56.0%	(6.5) pp	42.9%	55.6%	(12.7) pp

* Adjusted OCI margins are calculated as adjusted OCI divided by revenues net of excise taxes.

Middleton’s reported cigars shipment volume decreased 0.4% in the second quarter of 2011. In the first half of 2011, Middleton’s reported cigars shipment volume increased 0.7% as shipment volume gains for Black & Mild were offset by volume declines in the balance of the portfolio. Middleton’s volume performance for cigars is summarized in Table 12 below.

Table 12 - Cigars: Reported Volume (Units in Millions)
	Second Quarter			Six Months Ended June 30
	2011	2010	Change	2011	2010	Change
Black & Mild	317	316	- %	599	592	1.1%
Total Cigars	322	323	(0.4)%	609	605	0.7%

Note: Percent volume change calculation is based on units to the nearest thousand.

SymphonyIRI performed a restatement of its InfoScan Cigar Database in the second quarter of 2011, which restated retail share results that were released previously. Restated retail share results from the first quarter of 2010 are provided below.

Black & Mild’s retail share of machine-made large cigars in the second quarter and first half of 2011 increased 0.9 and 0.8 share points, respectively, as Black & Mild benefited from its brand-building initiatives including its 2011 second-quarter national launch of untipped cigarillo varieties in both Classic and Sweets blends. Middleton’s retail share performance for cigars in the second quarter and first half of 2011 is summarized in Table 13 below.

Table 13 - Cigars: Retail Share (Percent)
	Second Quarter			Six Months Ended June 30
	2011	2010	Change	2011	2010	Change
Black & Mild	28.8	27.9	0.9 pp	29.0	28.2	0.8 pp
Total Cigars	29.1	28.4	0.7 pp	29.3	28.6	0.7 pp

Note: Retail share results for cigars are based on data from the SymphonyIRI InfoScan Cigar Database 2011 for Food, Drug, Mass Merchandisers (excluding Wal-Mart) and Convenience trade classes, which tracks machine-made large cigars market share performance. Middleton defines machine-made large cigars as cigars made by machine that weigh greater than three pounds per thousand, except cigars sold at retail in packages of 20 cigars. This service was developed to provide a representation of retail business performance in key trade channels. It is SymphonyIRI’s standard practice to periodically refresh its InfoScan syndicated services, which could restate retail share results that were released previously.

Quarterly machine-made large cigars retail share results from the first quarter of 2010 through the second quarter of 2011 are provided in Table 14 below.

Table 14 - Cigars: Restated Retail Share (Percent)
	Actual	Restated
	Second Quarter 2011	First Quarter 2011	Fourth Quarter 2010	Third Quarter 2010	Second Quarter 2010	First Quarter 2010
Black & Mild	28.8	29.3	29.9	29.7	27.9	28.4
Total Cigars	29.1	29.5	30.2	30.0	28.4	28.8

Note: Retail share results for cigars are based on data from the SymphonyIRI InfoScan Cigar Database 2011 for Food, Drug, Mass Merchandisers (excluding Wal-Mart) and Convenience trade classes, which tracks machine-made large cigars market share performance. Middleton defines machine-made large cigars as cigars made by machine that weigh greater than three pounds per thousand, except cigars sold at retail in packages of 20 cigars. This service was developed to provide a representation of retail business performance in key trade channels. It is SymphonyIRI’s standard practice to periodically refresh its InfoScan syndicated services, which could restate retail share results that were released previously.

Middleton plans to continue building Black & Mild’s marketplace position in 2011 with new products and other initiatives. This summer, Middleton plans to expand Black & Mild Shorts nationally. Middleton also entered into a contract manufacturing arrangement to source a portion of its cigars overseas. Middleton entered into this arrangement to access additional production capacity in an uncertain competitive environment and a tax environment that potentially benefits imported large cigars over those manufactured domestically.

WINE

Ste. Michelle delivered strong financial results as it continued to focus on improving its mix with higher margin premium products. Adjusted OCI had double-digit increases in the second quarter and first half of 2011.

The wine segment’s net revenues and revenues net of excise taxes increased primarily due to higher premium shipment volume. Net revenues in the second quarter and first half of 2011 increased 9.4% and 8.0%, respectively, and revenues net of excise taxes in the second quarter and first half of 2011 grew 9.8% and 8.3%, respectively, as shown in Table 15 below.

The wine segment’s reported OCI in the second quarter and first half of 2011 increased 58.3% and 63.2%, respectively, primarily due to lower restructuring costs and higher premium volume. Adjusted OCI, which is calculated excluding restructuring costs, increased 11.8% in the second quarter and grew 17.2% in the first half of 2011 as shown in Table 15 below.

Table 15 - Wine: Revenues and OCI ($ in Millions)
	Second Quarter			Six Months Ended June 30
	2011	2010	Change	2011	2010	Change
Net Revenues	$116	$106	9.4%	$217	$201	8.0%
Excise taxes	(4)	(4)		(8)	(8)
Revenues net of excise taxes	$112	$102	9.8%	$209	$193	8.3%
Reported OCI	$19	$12	58.3%	$31	$19	63.2%
Integration and UST acquisition-related costs	-	5		3	10
Adjusted OCI	$19	$17	11.8%	$34	$29	17.2%
Adjusted OCI margins*	17.0%	16.7%	0.3 pp	16.3%	15.0%	1.3 pp

* Adjusted OCI margins are calculated as adjusted OCI divided by revenues net of excise taxes.

Ste. Michelle’s reported wine shipment volume benefited from higher off- and on-premise channel premium volume, partially offset by changes in trade inventories. Reported wine shipments in the second quarter and first half of 2011 increased 6.3% and 3.5%, respectively. Reported shipments in the second quarter of 2011 also benefited from the timing of the Easter holiday. Ste. Michelle believes that wholesalers depleted inventories in the first half of 2011. In the first half of 2010, wholesalers increased inventory levels, creating a difficult shipment comparison. Ste. Michelle’s reported shipment volume performance for wine is summarized in Table 16 below.

Table 16 - Wine: Reported Volume (Cases in Thousands)
	Second Quarter			Six Months Ended June 30
	2011	2010	Change	2011	2010	Change
Chateau Ste. Michelle	598	532	12.5%	1,113	1,068	4.2%
Columbia Crest	455	528	(13.7)%	877	961	(8.7)%
Other	629	522	20.2%	1,135	991	14.5%
Total Wine	1,682	1,582	6.3%	3,125	3,020	3.5%

Note: Percent volume change calculation is based on units to the nearest hundred.

Ste. Michelle’s retail unit volume in the second quarter and first half of 2011 increased 1.6% and 2.0%, respectively. The total wine industry’s retail unit volume in both the second quarter and first half of 2011 increased 3.2%. Ste. Michelle and total wine industry retail unit volume change is summarized in Table 17 below.

Table 17 - Wine Retail Unit Volume Change (Percent)
	Second Quarter	Six Months Ended June 30
	2011	2011
Ste. Michelle	1.6%	2.0%
Total Wine Industry	3.2%	3.2%

Note: Retail unit volume percentage change is based on data from The Nielsen Company (Nielsen) and its Nielsen Total Wine Database – U.S. Food, Drug & Liquor, which tracks retail metrics in the wine space. It is Nielsen’s standard practice to periodically refresh its syndicated databases, which could restate retail metrics that were previously released.

FINANCIAL SERVICES

Reported OCI for the financial services segment in the second quarter and first half of 2011 decreased primarily due to a 2011 second-quarter charge of $490 million related to certain leveraged lease transactions and lower gains on asset sales. Financial services reported an operating companies loss in the second quarter and first half of 2011 of $463 million and $442 million, respectively, a decrease in income of $502 million for each period. Adjusted OCI, which is calculated excluding the leveraged lease charge, was $27 million in the second quarter of 2011 and $48 million in the first half of 2011. OCI for the financial services segment is summarized in Table 18 below.

Table 18 - Financial Services: OCI ($ in Millions)
	Second Quarter			Six Months Ended June 30
	2011	2010	Change	2011	2010	Change
Reported OCI	$(463)	$39	(100)%+	$(442)	$60	(100)%+
PMCC leveraged lease charge	490	—		490	—

Adjusted OCI	$27	$39	(30.8)%	$48	$60	(20.0)%

The allowance for losses at the end of the second quarter of 2011 was $202 million, unchanged versus the end of the first quarter of 2011. PMCC remains focused on managing its portfolio of leased assets in order to maximize financial contributions to Altria. PMCC is not making new investments and expects that its OCI will vary over time as investments mature or are sold.

ALTRIA’S PROFILE

Altria directly or indirectly owns 100% of each of PM USA, USSTC, Middleton, Ste. Michelle, and PMCC. Altria holds a continuing economic and voting interest in SABMiller.

The brand portfolios of Altria’s tobacco operating companies include such well-known names as Marlboro, Copenhagen, Skoal and Black & Mild. Ste. Michelle produces and markets premium wines sold under various labels, including Chateau Ste. Michelle and Columbia Crest, and it exclusively distributes and markets Antinori, Champagne Nicolas Feuillatte and Villa Maria Estate products in the United States. Trademarks and service marks related to Altria referenced in this release are the property of, or licensed by, Altria or its subsidiaries. More information about Altria is available at www.altria.com.

FORWARD-LOOKING AND CAUTIONARY STATEMENTS

This press release contains projections of future results and other forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.

Important factors that may cause actual results and outcomes to differ materially from those contained in the projections and forward-looking statements included in this press release are described in Altria’s publicly filed reports, including its Annual Report on Form 10-K for the year ended December 31, 2010, and its Quarterly Report on Form 10-Q for the period ended March 31, 2011.

These factors include the following: Altria’s tobacco businesses (PM USA, USSTC and Middleton) are subject to price competition; changes in adult consumer preferences and demand for their products; fluctuations in raw material availability, quality and cost; reliance on key facilities and suppliers; fluctuations in levels of customer inventories; the effects of global, national and local economic and market conditions; changes to income tax laws; legislation, including actual and potential federal and state excise tax increases; increasing marketing and regulatory restrictions; the effects of price increases related to excise tax increases and concluded tobacco litigation settlements on trade inventories, consumption rates and consumer preferences within price segments; health concerns relating to the use of tobacco products and exposure to environmental tobacco smoke; privately imposed smoking restrictions; and, from time to time, governmental and grand jury investigations.

Furthermore, the results of Altria’s tobacco businesses are dependent upon their continued ability to promote brand equity successfully; to anticipate and respond to evolving adult consumer preferences; to develop new products and markets and to broaden brand portfolios in order to compete effectively; and to improve productivity.

Altria and its tobacco businesses are also subject to government regulation, including broad-based regulation of PM USA and USSTC by the FDA. Altria and its subsidiaries continue to be subject to litigation, including risks associated with adverse jury and judicial determinations, courts reaching conclusions at variance with the companies’ understanding of applicable law, bonding requirements in the limited number of jurisdictions that do not limit the dollar amount of appeal bonds and certain challenges to bond cap statutes.

Altria cautions that the foregoing list of important factors is not complete and does not undertake to update any forward-looking statements that it may make other than in the normal course of its public disclosure obligations. All subsequent written and oral forward-looking statements attributable to Altria or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements referenced above.

Source: Altria Group, Inc.

Altria Client Services

Investor Relations

804-484-8222

Altria Client Services

Media Relations

804-484-8897

Schedule 1

ALTRIA GROUP, INC.

and Subsidiaries

Consolidated Statements of Earnings

For the Quarters Ended June 30,

(in millions, except per share data)

(Unaudited)

	2011	2010	% Change
Net revenues	$5,920	$6,274	(5.6)%
Cost of sales (*)	2,030	1,967	3.2%
Excise taxes on products (*)	1,918	1,933	(0.8)%

Gross profit	1,972	2,374	(16.9)%
Marketing, administration and research costs	610	599
Asset impairment and exit costs	1	20

Operating companies income	1,361	1,755	(22.5)%
Amortization of intangibles	5	4
General corporate expenses	61	52
Reduction of Kraft and PMI tax-related receivables	-	169
Corporate asset impairment and exit costs	-	1

Operating income	1,295	1,529	(15.3)%
Interest and other debt expense, net	294	290
Earnings from equity investment in SABMiller	(155)	(113)

Earnings before income taxes	1,156	1,352	(14.5)%
Provision for income taxes	712	309	100.0	% +

Net earnings	444	1,043	(57.4)%
Net earnings attributable to noncontrolling interests	-	(1)

Net earnings attributable to Altria Group, Inc.	$444	$1,042	(57.4)%

Per share data:
Basic earnings per share attributable to Altria Group, Inc.	$0.21	$0.50	(58.0)%
Diluted earnings per share attributable to Altria Group, Inc.	$0.21	$0.50	(58.0)%

Weighted average diluted shares outstanding	2,076	2,079	(0.1)%

(*)	Cost of sales includes charges for state settlement and other tobacco agreements, and FDA user fees. Supplemental information concerning those items and excise taxes on products sold is shown in Schedule 5.

Schedule 2

ALTRIA GROUP, INC.

and Subsidiaries

Selected Financial Data by Reporting Segment

For the Quarters Ended June 30,

(dollars in millions)

(Unaudited)

	Net Revenues
	Cigarettes	Smokeless Products	Cigars	Wine	Financial Services		Total

2011	$5,709	$404	$149	$116	$(458)		$5,920
2010	5,589	390	155	106	34		6,274
% Change	2.1%	3.6%	(3.9)%	9.4%	(100.0)%	+	(5.6)%

Reconciliation:

For the quarter ended June 30, 2010	$5,589	$390	$155	$106	$34		$6,274

PMCC leveraged lease charge - 2011	-	-	-	-	(490)		(490)

Operations	120	14	(6)	10	(2)		136

For the quarter ended June 30, 2011	$5,709	$404	$149	$116	$(458)		$5,920

	Operating Companies Income (Loss)
	Cigarettes	Smokeless Products	Cigars	Wine	Financial Services		Total

2011	$1,536	$222	$47	$19	$(463)		$1,361

2010	1,450	198	56	12	39		1,755

% Change	5.9%	12.1%	(16.1)%	58.3%	(100.0)%	+	(22.5)%

Reconciliation:

For the quarter ended June 30, 2010	$1,450	$198	$56	$12	$39		$1,755

Asset impairment and exit costs - 2010	20	-	-	-	-		20
Integration costs - 2010	-	4	-	-	-		4
Implementation costs - 2010	25	-	-	-	-		25
UST acquisition-related costs - 2010	-	-	-	5	-		5

	45	4	-	5	-		54

Asset impairment and exit costs - 2011	(1)	-	-	-	-		(1)
Integration costs - 2011	-	(2)	-	-	-		(2)
PMCC leveraged lease charge - 2011	-	-	-	-	(490)		(490)

	(1)	(2)	-	-	(490)		(493)

Operations	42	22	(9)	2	(12)		45

For the quarter ended June 30, 2011	$1,536	$222	$47	$19	$(463)		$1,361

Schedule 3

ALTRIA GROUP, INC.

and Subsidiaries

Consolidated Statements of Earnings

For the Six Months Ended June 30,

(in millions, except per share data)

(Unaudited)

	2011	2010	% Change
Net revenues	$11,563	$12,034	(3.9)%
Cost of sales (*)	3,825	3,834	(0.2)%
Excise taxes on products (*)	3,618	3,742	(3.3)%

Gross profit	4,120	4,458	(7.6)%
Marketing, administration and research costs	1,161	1,193
Asset impairment and exit costs	3	27

Operating companies income	2,956	3,238	(8.7)%
Amortization of intangibles	11	10
General corporate expenses	111	99
Reduction of Kraft and PMI tax-related receivables	-	169
Corporate asset impairment and exit costs	-	1

Operating income	2,834	2,959	(4.2)%
Interest and other debt expense, net	572	577
Earnings from equity investment in SABMiller	(344)	(251)

Earnings before income taxes	2,606	2,633	(1.0)%
Provision for income taxes	1,224	777	57.5%

Net earnings	1,382	1,856	(25.5)%
Net earnings attributable to noncontrolling interests	(1)	(1)

Net earnings attributable to Altria Group, Inc.	$1,381	$1,855	(25.6)%

Per share data:
Basic earnings per share attributable to Altria Group, Inc.	$0.66	$0.89	(25.8)%
Diluted earnings per share attributable to Altria Group, Inc.	$0.66	$0.89	(25.8)%

Weighted average diluted shares outstanding	2,080	2,078	0.1%

(*)	Cost of sales includes charges for state settlement and other tobacco agreements, and FDA user fees. Supplemental information concerning those items and excise taxes on products sold is shown in Schedule 5.

Schedule 4

ALTRIA GROUP, INC.

and Subsidiaries

Selected Financial Data by Reporting Segment

For the Six Months Ended June 30,

(dollars in millions)

(Unaudited)

	Net Revenues
	Cigarettes	Smokeless Products	Cigars	Wine	Financial Services		Total

2011	$10,735	$783	$266	$217	$(438)		$11,563
2010	10,712	771	290	201	60		12,034
% Change	0.2%	1.6%	(8.3)%	8.0%	(100.0)%	+	(3.9)%

Reconciliation:
For the six months ended June 30, 2010	$10,712	$771	$290	$201	$60		$12,034

PMCC leveraged lease charge - 2011	-	-	-	-	(490)		(490)

Operations	23	12	(24)	16	(8)		19

For the six months ended June 30, 2011	$10,735	$783	$266	$217	$(438)		$11,563

	Operating Companies Income (Loss)
	Cigarettes	Smokeless Products	Cigars	Wine	Financial Services		Total

2011	$2,883	$415	$69	$31	$(442)		$2,956
2010	2,680	376	103	19	60		3,238
% Change	7.6%	10.4%	(33.0)%	63.2%	(100.0)%	+	(8.7)%

Reconciliation:
For the six months ended June 30, 2010	$2,680	$376	$103	$19	$60		$3,238

Asset impairment and exit costs - 2010	25	2	-	-	-		27
Integration costs - 2010	-	11	1	1	-		13
Implementation costs - 2010	49	-	-	-	-		49
UST acquisition-related costs - 2010	-	1	-	9	-		10

	74	14	1	10	-		99

Asset impairment and exit costs - 2011	(3)	-	-	-	-		(3)
Integration costs - 2011	-	(2)	-	-	-		(2)
UST acquisition-related costs - 2011	-	(1)	-	(3)	-		(4)
PMCC leveraged lease charge - 2011	-	-	-	-	(490)		(490)

	(3)	(3)	-	(3)	(490)		(499)

Operations	132	28	(35)	5	(12)		118

For the six months ended June 30, 2011	$2,883	$415	$69	$31	$(442)		$2,956

Schedule 5

ALTRIA GROUP, INC.

and Subsidiaries

Supplemental Financial Data by Reporting Segment

(dollars in millions)

(Unaudited)

	For the Quarters Ended June 30,		For the Six Months Ended June 30,
	2011	2010	2011	2010

The segment detail of excise taxes on products sold is as follows:

Cigarettes	$1,833	$1,847	$3,452	$3,578
Smokeless products	27	27	53	53
Cigars	54	55	105	103
Wine	4	4	8	8

	$1,918	$1,933	$3,618	$3,742

The segment detail of charges for state settlement and other tobacco agreements included in cost of sales is as follows:

Cigarettes	$1,274	$1,231	$2,403	$2,410
Smokeless products	3	2	5	5
Cigars	2	1	4	2

	$1,279	$1,234	$2,412	$2,417

The segment detail of FDA user fees included in cost of sales is as follows:

Cigarettes	$50	$29	$101	$55
Smokeless products	-	1	1	1

	$50	$30	$102	$56

Schedule 6

ALTRIA GROUP, INC.

and Subsidiaries

Net Earnings and Diluted Earnings Per Share - Attributable to Altria Group, Inc.

For the Quarters Ended June 30,

(dollars in millions, except per share data)

(Unaudited)

	Net Earnings	Diluted E.P.S.

2011 Net Earnings	$444	$0.21
2010 Net Earnings	$1,042	$0.50
% Change	(57.4)%	(58.0)%

Reconciliation:
2010 Net Earnings	$1,042	$0.50

2010 Asset impairment, exit, integration and implementation costs	32	0.02
2010 UST acquisition-related costs	3	-
2010 SABMiller special items	30	0.01
2010 Tax items	(58)	(0.03)

	7	-

2011 Asset impairment, exit and integration costs	(2)	-
2011 SABMiller special items	(37)	(0.02)
2011 PMCC leveraged lease charge (*)	(627)	(0.30)

	(666)	(0.32)

Operations	61	0.03

2011 Net Earnings	$444	$0.21

2011 Net Earnings Adjusted For Special Items	$1,110	$0.53
2010 Net Earnings Adjusted For Special Items	$1,049	$0.50
% Change	5.8%	6.0%

(*)	Includes the tax impact of the 2011 PMCC leveraged lease charge.

Schedule 7

ALTRIA GROUP, INC.

and Subsidiaries

Net Earnings and Diluted Earnings Per Share - Attributable to Altria Group, Inc.

For the Six Months Ended June 30,

(dollars in millions, except per share data)

(Unaudited)

	Net Earnings	Diluted E.P.S.
2011 Net Earnings	$1,381	$0.66
2010 Net Earnings	$1,855	$0.89
% Change	(25.6)%	(25.8)%

Reconciliation:
2010 Net Earnings	$1,855	$0.89

2010 Asset impairment, exit, integration and implementation costs	59	0.03
2010 UST acquisition-related costs	6	-
2010 SABMiller special items	41	0.02
2010 Tax items	(46)	(0.02)

	60	0.03

2011 Asset impairment, exit and integration costs	(3)	-
2011 UST acquisition-related costs	(3)	-
2011 SABMiller special items	(16)	(0.01)
2011 PMCC leveraged lease charge (*)	(627)	(0.30)

	(649)	(0.31)

Operations	115	0.05

2011 Net Earnings	$1,381	$0.66

2011 Net Earnings Adjusted For Special Items	$2,030	$0.97
2010 Net Earnings Adjusted For Special Items	$1,915	$0.92
% Change	6.0%	5.4%

(*)  Includes the tax impact of the 2011 PMCC leveraged lease charge.

Schedule 8

ALTRIA GROUP, INC.

and Subsidiaries

Condensed Consolidated Balance Sheets

(dollars in millions)

(Unaudited)

	June 30, 2011	December 31, 2010
Assets
Cash and cash equivalents	$2,064	$2,314
Inventories	1,673	1,803
Deferred income taxes	1,163	1,165
Other current assets	757	699
Property, plant and equipment, net	2,305	2,380
Goodwill and other intangible assets, net	17,281	17,292
Investment in SABMiller	5,927	5,367
Other long-term assets	1,774	1,851

Total consumer products assets	32,944	32,871
Total financial services assets	3,888	4,531

Total assets	$36,832	$37,402

Liabilities and Stockholders’ Equity
Accrued settlement charges	$2,137	$3,535
Other current liabilities	3,309	3,305
Long-term debt	13,688	12,194
Deferred income taxes	4,861	4,618
Accrued postretirement health care costs	2,420	2,402
Accrued pension costs	986	1,191
Other long-term liabilities	807	949

Total consumer products liabilities	28,208	28,194
Total financial services liabilities	3,956	3,981

Total liabilities	32,164	32,175
Redeemable noncontrolling interest	33	32
Total stockholders’ equity	4,635	5,195

Total liabilities and stockholders’ equity	$36,832	$37,402

Total debt	$13,688	$12,194